Exhibit 3.57

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its articles of incorporation:

ARTICLE ONE

The name of the corporation is: ANDREWS SKIM OIL BUYERS, INC.

ARTICLE TWO

The following amendment to the articles of incorporation was adopted by the shareholders on February 6, 1992. The amendment alters or changes Article One of the original or amended articles of incorporation and the full text of each provision added is as follows:

The name of the corporation is: ANDREWS OIL BUYERS, INC.

ARTICLE THREE

The number of shares of the corporation outstanding at the time of such adoption was 45; and the number of shares entitled to vote thereon was 45.

The designation and number of outstanding shares of each class entitled to vote thereon were as follows:

CLASS	NUMBER OF SHARES
Common Stock	45

ARTICLE FOUR

The number of shares voting for such amendment was 45; and the number of shares voting against such amendment was NONE.

The number of shares of each class voting for and against such amendments, respectively, was:

	NUMBER OF SHARE VOTED
CLASS	FOR	AGAINST
Common Stock	45	NONE

The holders of all of the shares outstanding and entitled to vote on said amendment have signed a consent in writing adopting said amendment.

DATED: February 6, 1992	ANDREWS SKIM OIL BUYERS, INC.

	By:	/s/ [ILLEGIBLE]
Its President

	By:	/s/ [ILLEGIBLE]
Its Secretary

State of Texas

County of Lubbock

Before me, a notary public, on this day personally appeared JERRY RITTER, known to me to be the person whose name is subscribed to the foregoing document and, being by me first duly sworn, declared that the statements therein contained are true and correct.

Given under my hand and seal of office this 24 day of MARCH, A.D., 1992.

/s/ [ILLEGIBLE]
Notary Publice, State of Texas

My commission expires:

October 28, 1992